Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Celanese Corporation
The Supervisory Board
Celanese AG:
We consent to the incorporation by reference in the registration statement (No. 333-133934) on Form S-3 of Celanese Corporation and subsidiaries of our report dated March 30, 2005, except as to Note 4 (cash flows from discontinued operations), and Note 6 (acetate filament discontinued operations), which are as of March 31, 2006, and Note 6 (penthaerythritol discontinued operations), which is as of February 20, 2007, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Celanese AG and subsidiaries for the three-month period ended March 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of Celanese Corporation.
Our report dated March 30, 2005, except as to Notes 4 (cash flows from discontinued operations) and 6 (acetate filament discontinued operations), which are as of March 31, 2006, and Note 6 (penthaerythritol discontinued operations), which is as of February 20, 2007 contains an explanatory paragraph that states that Celanese AG and subsidiaries changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method as discussed in Note 4 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
May 1, 2007